Exhibit 10.6

EMPLOYMENT SEPARATION AGREEMENT
AND RELEASE
This Employment Separation Agreement and Release (the “Agreement”) is entered into as of September 5, 2018 by and between Kingsway America Inc. (“Employer”) and Larry Gene Swets, Jr. (“Employee”) (together the “Parties”) and the Parties hereby agree as follows:
1.Employee has entered into a Senior Advisor Agreement with Employer dated as of the date hereof (the “Senior Advisor Agreement”).
2.Employee’s employment with Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors or assigns) will be terminated on September 5, 2018 (“Separation of Service Date”). The date of the “qualifying event” for the commencement of COBRA coverage, if applicable, shall be last day of the calendar month in which the Separation of Service Date occurred.
3.Separate and apart from any payments to be made pursuant to the Senior Advisor Agreement, and irrespective of Employee’s agreement to the terms of this Agreement, Employee will receive payment for his/her full wages and benefits through the Separation of Service Date and reimbursement of any outstanding bona fide business expenses for which Employee has submitted an expense report prior to the Separation of Service Date.
4.Employee acknowledges and agrees that he is not an “Eligible Employee” under Employer’s June 1, 2016 Amended and Restated Severance Plan (the “Severance Plan”) and is not entitled to any benefits under the Severance Plan.
5.Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) denies that it is liable to Employee for any reason whatsoever, and the entry into this Agreement and the Senior Advisor Agreement shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as an admission of fault, wrongdoing, or liability.
6.Employer will continue to provide family medical, dental, and vision coverage through the Separation of Service Date. COBRA continuation for coverage under Employer’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month following the Separation of Service Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage. Should Employee elect COBRA coverage, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates for a period of eighteen (18) months following the Separation of Service Date. Employee understands that as part of the special benefits that Employee will receive by signing the releases set forth herein (including the Separation Date Release), Employer will pay the cost of COBRA coverage, in excess of Employee’s monthly contribution, for the eighteen (18) months following the Separation of Service Date, provided Employee continues to make timely payments in the amount of Employee’s current contribution during the foregoing period. Thereafter, Employee shall be responsible for paying the full cost of any continued coverage under COBRA.

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Exhibit 10.6

7.Employee holds 1,382,665 shares of restricted stock of Employer (the “Restricted Stock”), of which 1,032,665 shares will be forfeited subject to the terms of and execution of the Amended Award Agreement and the Membership Interest Purchase Agreement of even date herewith. The remaining 350,000 shares of Restricted Stock (the “Remaining Shares”) shall remain outstanding and subject to vesting pursuant to the terms set forth in the Amended Award Agreement.
8.Except as provided herein, Employee understands that his eligibility for coverage under the benefit plans of Employer will end on the Separation of Service Date. More specifically, Employee is not eligible to (a) receive any payment under Employer’s 2018 bonus plan or (b) participate in any Employer bonus plan following the Separation of Service Date. Notwithstanding the foregoing, nothing herein shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified). Employee’s stock under the employee stock matching program will vest as outlined in that plan.
9.Employee releases, forever discharges and covenants not to sue Employer or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, to the date of this Agreement. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Minimum Wage Law, the Illinois Equal Pay Act, any other Illinois wage and hour laws; and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort. To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should any person or entity pursue any claim on Employee’s behalf. This Agreement does not prevent Employee from filing a charge, testifying, assisting, or cooperating with the EEOC or similar government agency, but Employee waives any right to any relief of any kind should the EEOC or similar government agency pursue any claim on Employee’s behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that the following, if any, are not released: (a) the Employer’s breach of any terms and conditions of this Agreement; (b) claims for unemployment compensation; (c) claims for workers’ compensation benefits; (d) claims for continuing health insurance coverage under COBRA; (e) any rights to indemnification arising under the Company’s certificate of incorporation, by-laws or indemnification agreement in effect on the date of the Agreement; and (f) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA).
10.Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law which prohibits release of unspecified claims and

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Exhibit 10.6

acknowledges that this release is intended to include all claims Employee has or may have against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns), whether Employee is aware of them or not, and that all such claims are released by this Agreement.
11.Employee has been paid for all wages due, has suffered no occupational illness or injury, and has no other claims against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns). Employee agrees that, unless otherwise required by law or as otherwise provided in this Agreement, Employee will not in the future file, participate or testify in, encourage or instigate the filing of any complaint or lawsuit, by any party, in any federal, state or local court, against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) based upon any event occurring prior to the date of execution of this Agreement.
12.Employee represents that Employee has not filed any charges, lawsuits or proceedings against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) prior to this date.
13.Employee agrees to execute an additional, separate release in the form set forth in Sections 9, 10, 11 and 12 herewith dated as of the Separation of Service Date if such date is a date other than the date hereof (the “Separation Date Release”) and Employee acknowledges that the amounts payable hereunder and pursuant to the Senior Advisor Agreement are conditioned on the execution of the Separation Date Release.
14.Employer releases, forever discharges and covenants not to sue Employee or his successors, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employer has, had, or may have, based on any event occurring, or alleged to have occurred, to the date of this Agreement. Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims, if any, are not released: (a) the Employee’s breach of any terms and conditions of this Agreement; and (b) the Employee’s fraud, embezzlement or criminal activities during Employee’s employment with Employer.
15.Employee agrees that Employee will not retain, use, misuse or disclose, directly or indirectly, any of Employer’s Confidential Information. Employee understands and agrees that for purposes of this Agreement, “Confidential Information” includes all confidential information and trade secrets of Employer (and its parent company, subsidiaries and affiliates) to which Employee had access during his/her employment, all trade secrets and other information furnished by Employer to Employee and all information to which Employee gained access during his/her employment relationship with Employer which is non-public, confidential or proprietary in nature, whether such information is legally privileged or the property of Employer or its parent company, subsidiaries and affiliates. Confidential Information does not include Employee’s general knowledge and know-

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Exhibit 10.6

how that is not proprietary to Employer, including, but not limited to, utilization of NOL’s to capitalize real estate transactions and such information concerning insurance backed securities. Confidential Information also does not include: (a) information that was available to the general public at the time it was disclosed or which through no act or omission of the Employee, becomes publicly available; (b) information that Employee already rightfully possessed independent of any obligation of confidentiality; (c) information that Employee rightfully receives without obligation of confidentiality from Employer; or (d) information the Employee develops independently without using the Confidential Information. Employee recognizes that such Confidential Information is a unique asset of Employer, developed and perfected over a considerable time and at substantial expense to Employer and the disclosure of which may cause injury, loss of profits and loss of goodwill to Employer or its parent company, subsidiaries or affiliates. Employee represents and warrants that, at all times during his/her employment with Employer, Employee fully complied with any and all confidentiality agreements executed by him/her and any and all policies or directives of Employer related to the use and disclosure of Confidential Information.
16.Nothing in this Agreement prohibits Employee from reporting possible violations of law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. Employee is not precluded from receiving any monies properly awarded under the whistleblower provisions of law and regulation for complaints or disclosures made to governmental agencies.
17.This Agreement, the Senior Advisor Agreement and the Amended and Restated Restricted Stock Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement, the Senior Advisor Agreement and the Amended and Restated Restricted Stock Agreement that pertain to the subject matter of this Agreement, the Senior Advisor Agreement and the Amended and Restated Restricted Stock Agreement; provided, however, that this Agreement does not supersede other agreements between the parties relating to other matters. This Agreement may be amended only by a written instrument duly executed by all of the parties or their respective successors or assigns.
18.Employee is advised to consult with an attorney before signing this Agreement.
19.If for any reason any portion of this Agreement shall be held invalid or unenforceable, this fact shall not affect the validity or enforceability of the remaining portions of this Agreement.
20.Employee acknowledges that Employee has fully read this Agreement, understands its terms, has been advised to consult with an attorney prior to signing this Agreement and is entering into this Agreement knowingly and voluntarily.

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Exhibit 10.6

21.Any and all notices or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefore, (ii) on the date of transmittal if sent by email if sent on a business day, if not, on the next succeeding business day, (iii) one business day after the notice is deposited with an overnight courier, or (iv) three (3) days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof:
To Kingsway:                Kingsway America Inc.
150 Pierce Road, Suite 600
Itasca, IL 60143
Attn:    William A. Hickey, Jr.
Phone:    847-871-6416
Email:    whickey@kingswayfinancial.com

To Swets:                Larry G. Swets, Jr.
105 South Maple Street
Itasca, IL 60143
Phone:    630-824-8199
Email:    swetsholdings@gmail.com

22.	This Agreement is governed by the laws of the State of Illinois.

23.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

THIS DOCUMENT IS A RELEASE OF CLAIMS - READ CAREFULLY BEFORE SIGNING

DATED: September 5, 2018                _______________________________
Larry Gene Swets, Jr.
KINGSWAY AMERICA INC.

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Exhibit 10.6

DATED: September 5, 2018                By:____________________________
Its ____________________________

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